Law Offices

                    STRADLEY, RONON, STEVENS & YOUNG, LLP

                           2600 One Commerce Square
                    Philadelphia, Pennsylvania 19103-7098
                                (215) 564-8000



Direct Dial: (215) 564-8024


                              February 18, 1999

Franklin Floating Rate Trust
777 Mariners Island Boulevard
San Mateo, CA  94404

            Re: OFFER AND SALE OF ADDITIONAL 100,000,000 SHARES OF FRANKLIN FLOATING RATE TRUST

Ladies and Gentlemen:

            We are furnishing this opinion with respect to the proposed offer and sale from time to time of an additional 100,000,000 shares of beneficial interest, par value $.01 per share (the "Common Shares"), of the Franklin Floating Rate Trust (the "Fund"), registered under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), by a fifth Registration Statement on Form N-2
(File No. 811-08271) as amended from time to time (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission (the "Commission").

            We have acted as general counsel to the Fund in connection with its initial organization and its registrations with the Commission, and we are familiar with the actions taken by its Trustees to authorize previously the issuance, offer and sale of 70,000,000 Common Shares and currently the issuance, offer and sale of an additional 100,000,000 Common Shares.

            We have examined the Agreement and Declaration of Trust (the "Trust Agreement") of the Fund, a Delaware business trust organized under Delaware law, the By-Laws of the Fund, minute books and such other certificates and documents as deemed necessary for the purpose of this opinion.

            We have examined the Registration Statement and the prospectus and statement of additional information included therein (the "Prospectus") relating to the issuance of an additional 100,000,000 Common Shares of the Fund. We have also examined the Fund's Notification of Registration on Form N-8A under the 1940 Act. We have assisted in the preparation of the Registration Statement to be filed with the Commission.

            Based upon the foregoing information and examination, it is our opinion that:

                  1. The Fund is duly organized and validly existing as a business trust in good standing under the laws of the State of Delaware; and

                  2. The Fund's Common Shares to be offered for sale pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and amendments thereto, covering the registration of the Fund's additional 100,000,000 Common Shares under the 1933 Act and the 1940 Act, and to the applications and registration statements, and amendments thereto, filed in accordance with the securities laws of the several states or other like jurisdictions of the United States in which the Fund's Common Shares are offered and sold. We further consent to reference in the Prospectus of the Fund to the fact that this opinion has been rendered by us.

                              Very truly yours,

                              STRADLEY, RONON, STEVENS & YOUNG, LLP



                              By: /s/ BRUCE G. LETO
                                      BRUCE G. LETO, a Partner